EXHIBIT 7(B)(1)

                          NETWORK PRODUCTS BUSINESS OF
                         DIGITAL EQUIPMENT CORPORATION

                            STATEMENT OF REVENUE AND
                           DIRECT OPERATING EXPENSES
                                  (unaudited)
                                 (in thousands)

                                           FOR THE THREE
                                            MONTHS ENDED
                                           SEPTEMBER 27,
                                               1997
                                           -------------
Revenue:
  External                                      $ 44,844
  Affiliates                                      82,134
                                           -------------
       Total revenue                             126,978

Direct operating expenses:
  Cost of external revenues                       26,525
  Cost of affiliates revenues                     43,203
  Research and engineering                        19,370
  Selling, general and administrative             28,827
                                           -------------
       Total direct operating expenses           117,925
                                           -------------
Excess revenue over direct operating
expenses/(excess direct operating
expenses over revenue)                          $  9,053
                                           =============

The accompanying notes are an integral part of the financial statements.